Tortoise Capital Resources Corp. Announces Characterization of 2007 Dividends

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. – Jan. 10, 2008 — Tortoise Capital Resources Corp. (NYSE: TTO), today announced the characterization of the 2007 dividends paid to stockholders which were comprised of 100 percent return of capital.

Additional information regarding the tax characterization of the 2007 dividends is available at www.tortoiseadvisors.com.  A copy of the information is also available upon request by calling (866) 362-9331.

Nothing contained herein or therein should be construed as tax advice.  Consult your tax advisor for more information.  Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors
Tortoise Capital Advisors, LLC is a pioneer in capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. As of Dec. 31, 2007, the adviser had approximately $2.9 billion of assets under management. For more information, visit our Web site at www.tortoiseadvisors.com.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.  Investors should consider the investment objective, risks, charges and expenses of the fund carefully before investing.  For this and other important information, investors should refer to the closed-end fund prospectus and read it carefully before investing.

Contact information
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com